                  SCUDDER GLOBAL COMMODITIES STOCK FUND, INC.

          OFFER TO PURCHASE FOR CASH UP TO 1,298,600 OF ITS ISSUED AND
             OUTSTANDING SHARES AT 98% OF NET ASSET VALUE PER SHARE

      THE OFFER WILL EXPIRE AT 11:59 P.M. EASTERN TIME ON JANUARY 24, 2006
                         UNLESS THE OFFER IS EXTENDED.

TO THE SHAREHOLDERS OF SCUDDER GLOBAL COMMODITIES STOCK FUND, INC.:

     Scudder Global Commodities Stock Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the "Fund"), is offering to purchase up to 1,298,600 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"). The offer is for cash at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on January 25, 2006 (or, if the offer is extended, on the next business day after the day to which the offer is extended), and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer will expire at 11:59 p.m. Eastern Time on January 24, 2006, unless extended. The Shares are traded on the NYSE under the symbol "GCS". The NAV as of the close of the regular trading session of the NYSE on December 5, 2005 was $18.95 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson Shareholder Communications Inc. (the "Information Agent"), by calling (866) 328-5445 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and The Colbent Corporation (the "Depositary"). The Fund has mailed materials for the Offer to shareholders on or about December 8, 2005.

     THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 3.

                             IMPORTANT INFORMATION

     Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

     If you do not wish to tender your Shares, you need not take any action.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., THE FUND'S INVESTMENT MANAGER ("DIMA"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR DIMA AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR DIMA. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

                            THE COLBENT CORPORATION
                                   DEPOSITARY

                                   By registered, certified or
                                    express mail or overnight
      By first class mail:                   courier:                         By hand:
    The Colbent Corporation          The Colbent Corporation          The Colbent Corporation
        P.O. Box 859208                161 Bay State Drive              161 Bay State Drive
    Braintree, MA 02185-9208           Braintree, MA 02184              Braintree, MA 02184

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                               INFORMATION AGENT

                          17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll Free:
                                 (866) 328-5445

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SUMMARY TERM SHEET...........................................................    1
1.               Price; Number of Shares.....................................    4
2.               Purpose of the Offer, Plans or Proposal of the Fund.........    4
3.               Certain Conditions of the Offer.............................    4
4.               Procedures for Tendering Shares.............................    5
                 a.  Proper Tender of Shares.................................    5
                 b.  Signature Guarantees and Method of Delivery.............    5
                 c.  Book-Entry Delivery.....................................    6
                 d.  Guaranteed Delivery.....................................    6
                 e.  Determinations of Validity..............................    7
                 f.  United States Federal Income Tax Withholding............    7
5.               Withdrawal Rights...........................................    7
6.               Payment for Shares..........................................    8
7.               Source and Amount of Funds..................................    8
8.               Price Range of Shares; Dividends/Distributions..............    9
9.               Interest of Directors, Executive Officers and Certain           9
                 Related Persons.............................................
10.              Certain Information about the Fund..........................    9
11.              Additional Information......................................   10
12.              Certain United States Federal Income Tax Consequences.......   10
13.              Amendments; Extension of Tender Period; Termination.........   10
14.              Miscellaneous...............................................   12

                               SUMMARY TERM SHEET

               (Section references are to the Offer to Purchase)

     This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

- Scudder Global Commodities Stock Fund, Inc. (the "Fund") is offering to purchase up to 1,298,600 of its shares of Common Stock for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading of the NYSE on January 25, 2006 (or, if the offer is extended, on the next business day after the day to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

WHY IS THE FUND MAKING THIS TENDER OFFER?

- The Board of Directors has authorized a program of tender offers for the Fund's Common Stock for six consecutive semiannual periods of operation beginning with the semiannual period ending December 2005. In the event that the Common Stock has traded at an average discount from net asset value of more than 10% for the 12 weeks immediately preceding the end of the first quarter of such semiannual period (i.e., the first calendar quarter and the third calendar quarter), the Fund, under normal circumstances, will make offers to purchase up to 5% of its outstanding Common Stock at or near net asset value. On December 2, 2005, the Board of Directors of the Fund, in recognition of the fact that the Fund's shares traded at an average discount from net asset value of 14.63% for the 12 weeks immediately preceding the end of the third calendar quarter of 2005, determined that it was in the best interests of the Fund to initiate this tender offer. After the completion of the tender offer, the Board will continue to monitor the discount and will take actions it deems to be necessary.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

- The tender offer will expire at 11:59 p.m. Eastern Time on January 24, 2006, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 13.

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

- As of December 5, 2005, the net asset value per share was $18.95. See Section 8 of the Offer to Purchase for details. During the pendency of the tender offer, current net asset value quotations can be obtained from Georgeson Shareholder Communications Inc. by calling (866) 328-5445 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

- No one can accurately predict the net asset value at a future date.

HOW DO I TENDER MY SHARES?

- If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by The Colbent Corporation, the Depositary, in proper form before 11:59 p.m. Eastern Time on January 24, 2006 (unless the tender offer is extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by January 24, 2006 (or if the offer is extended, the expiration date as extended). See Section 4.

IS THERE ANY LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

- There is no limit on the number of shares you may tender. However, if you own less than 100 shares your tender will be accepted only if you tender all of the shares that you own.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

- Yes, you may withdraw all of your tendered shares at any time prior to 11:59 p.m. Eastern Time on January 24, 2006 (or if the offer is extended, at any time prior to 11:59 p.m. Eastern Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after February 7, 2006. See Section 5.

HOW DO I WITHDRAW TENDERED SHARES?

- A notice of withdrawal of tendered shares must be timely received by The Colbent Corporation, which specifies the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to The Colbent Corporation, the name of the registered owner of such shares if different than the person who tendered the shares. See Section 5.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

- No.

WHAT IF MORE THAN 1,298,600 SHARES ARE TENDERED (AND NOT TIMELY WITHDRAWN)?

- The Fund will purchase duly tendered shares from tendering shareholders, pursuant to the terms and conditions of the tender offer, on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each shareholder (and not timely withdrawn), unless the Fund determines not to purchase any shares.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares. See Section 7.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

- It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made as soon as possible after the expiration of the tender offer. See Section 6.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

- A sale of shares in the tender offer will be a taxable transaction for all U.S. shareholders (other than those who are tax-exempt). See Section 12 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor as well.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

- Yes, unless certain conditions described in Section 3 are not satisfied.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

- In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

- Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Directors followed by notice of acceptance to The Colbent Corporation, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See
  Section 6.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

- None.

DOES MANAGEMENT ENCOURAGE SHAREHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

- No. Neither the Fund, its Board of Directors nor the Fund's investment adviser is making any recommendation to tender or not to tender shares in the tender offer. No director or officer of the Fund intends to tender shares. See
  Section 9.

HOW DO I OBTAIN INFORMATION?

- Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, toll free at (866) 328-5445. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

HOW DO I OBTAIN INFORMATION REGARDING THE NUMBER OF SHARES I HOLD?

- Questions regarding the number of shares you hold should be directed to the Information Agent, toll free at (866) 328-5445. If you do not own shares directly, you should obtain this information from you broker, dealer, commercial bank, trust company or other nominee, as appropriate.

     1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 1,298,600 of its issued and outstanding Shares that are properly tendered prior to 11:59 p.m. Eastern Time on January 24, 2006 (and not withdrawn in accordance with Section 5). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 3 and 13. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of January 24, 2006 or the latest date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be 98% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the date after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on December 5, 2005 was $18.95 per Share. During the pendency of the Offer, current NAV quotations can be obtained from the Information Agent by calling (866) 328-5445 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). During the pendency of the Offer, registered shareholders can obtain information regarding the number of shares they hold from the Information Agent by calling
(866) 328-5445 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Shareholders who do not own shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate.

     The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares. However, any shareholder who wishes to participate in the Offer and owns less than 100 Shares must tender all of the Shares owned by such Shareholder in order for the tender of be accepted.

     If more than 1,298,600 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) and in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 1,298,600 Shares having been tendered.

     On December 5, 2005 there were 25,971,998 Shares issued and outstanding, and there were 18 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

     2. Purpose of the Offer, Plans or Proposal of the Fund. The Board of Directors has authorized a program of tender offers for the Fund's Common Stock for six consecutive semiannual periods of operation beginning with the semiannual period ending December 2005. In the event that the Common Stock has traded at an average discount from net asset value of more than 10% for the 12 weeks immediately preceding the end of the first quarter of such semiannual period (i.e., the first calendar quarter and the third calendar quarter), the Fund, under normal circumstances, will make offers to purchase up to 5% of its outstanding Common Stock at or near net asset value. The Board of Directors also will consider, from time to time as conditions and circumstances warrant, additional tender offers for the Fund's outstanding Shares. In addition, the Board of Directors may consider from time to time open market repurchases of the Fund's outstanding Shares.

     On December 2, 2005, the Board of Directors of the Fund, in recognition of the fact that the Fund's shares have traded at an average discount from net asset value of 14.63% for the 12 weeks immediately preceding the end of the third calendar quarter of 2005, determined that it was in the best interests of the Fund to initiate this tender offer. After the completion of the tender offer, the Board will continue to monitor the discount and will take actions it deems to be necessary.

     3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund will not purchase Shares pursuant to the Offer if (1) the Board of Directors determines that such purchases would impair the Fund's status as a regulated investment company under the Federal tax laws; (2) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objective and policies in order to purchase tendered common shares; (3) such action would result in the Fund failing to satisfy the New York Stock Exchange's minimum listing requirements; or (4) there is, in the judgment of the Board of Directors, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States which is material to the Fund or (e) any other event or condition that would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

     The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. See Section 13.

     4. Procedures for Tendering Shares.

     a. Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth on the front cover of this Offer and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 11:59 p.m. Eastern Time on the Expiration Date, or (in lieu of the foregoing) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

     b. Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

     If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

     If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

     If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

     c. Book-Entry Delivery. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date at one of its addresses set forth on page 2 of this Offer, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that
(a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

     Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     d. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date; and

          (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 a.m. Eastern Time on the third NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered.

Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     e. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, DIMA, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     f. United States Federal Income Tax Withholding. To prevent the imposition of a U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to such payments each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Shareholders) or Form W-8BEN or other appropriate form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See Section 12.

     Under certain circumstances (see Section 12), the Depositary will withhold a back-up withholding tax to the gross payments payable to a non-U.S. Shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. Shareholder from the 30% withholding tax.) For this purpose, a Non-U.S. Shareholder is, in general, a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust (a "Non-U.S. Shareholder"). The Depositary will determine a shareholder's status as a Non-U.S. Shareholder and the shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible, should consider doing so in order to avoid over-withholding. See
Section 12.

     5. Withdrawal Rights. At any time prior to 11:59 p.m. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after February 7, 2006, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

     To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on the front cover of this Offer. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (781) 380-3388, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder -- see Sections 1 and 13) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 11:59 p.m. Eastern Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, DIMA, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     6. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to shareholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form) and (c) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

     Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-8BEN, or other appropriate form, or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8BEN, or other appropriate form, or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax against the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 12 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

     7. Source and Amount of Funds. The total cost to the Fund of purchasing 1,298,600 of its issued and outstanding Shares pursuant to the Offer would be $24,115,002 (based on a price per Share of $18.57, 98% of the NAV as of the close of the regular trading session of the NYSE on December 5, 2005). On September 30, 2005, the aggregate value of the Fund's net assets was approximately $499 million.

     To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by DIMA, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Although the Fund is authorized to borrow money to finance the purchase of Shares, the Board believes that the Fund will have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer without such borrowing. However, the Fund reserves the right to finance a portion of the Offer through temporary borrowing.

     Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund's net income. As of December 5, 2005, 0.55% of the Fund's assets consisted of cash and cash equivalents, other than cash and cash equivalents held by the Fund as collateral for its investments in commodities-linked notes. As of December 5, 2005, cash and cash equivalents held as collateral for such investments totaled 13.48% of the Fund's total assets.

     Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction costs. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See
Section 10.

     8. Price Range of Shares; Dividends/Distributions. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

                                                         NET ASSET VALUE    MARKET PRICE
                                                         ---------------   ---------------
                                                          HIGH     LOW      HIGH     LOW
                                                         ------   ------   ------   ------
Fiscal Year (ending June 30)
  2004
     3rd Quarter.......................................  $14.36   $14.30   $15.05   $15.00
     4th Quarter.......................................  $15.41   $14.30   $15.20   $13.20
  2005
     1st Quarter.......................................  $17.27   $14.48   $15.34   $13.31
     2nd Quarter.......................................  $16.71   $14.80   $14.93   $12.95
     3rd Quarter.......................................  $19.30   $16.34   $16.61   $14.02
     4th Quarter (through December 5, 2005)............  $19.17   $17.23   $16.65   $14.96

     As of the close of business on December 5, 2005, the Fund's NAV was $18.95 per Share, and the high, low and closing prices per Share on the NYSE on that date were $16.44, $16.25 and $16.28, respectively. During the pendency of the Offer, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

     The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

     9. Interest of Directors, Executive Officers and Certain Related
Persons. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is required to be disclosed in proxy statements distributed to the Fund's shareholders in proxy statements distributed to the Fund's shareholders and filed with the Securities and Exchange Commission (the "SEC"). Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 40 business days. Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

     10. Certain Information about the Fund. The Fund's principal executive offices are located at 345 Park Avenue, New York, New York 10154 (telephone number (800) 349-4281). The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on September 28, 2004. As a closed-end investment company the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public. The Fund's investment objective is capital appreciation with total return as a secondary objective. The Fund has been managed since its inception by DIMA.

     DIMA is a registered investment adviser under the Investment Advisers Act of 1940 with headquarters at 345 Park Avenue, New York, New York 10154. DIMA is part of Deutsche Asset Management, which is the marketing name in the United States for the asset management activities of Deutsche Bank A.G. Deutsche Asset Management provides a full range of investment advisory services to retail and institutional clients, and as of June 30, 2005 had total assets of approximately $287.6 billion under management. Deutsche Bank A.G. is an international commercial and investment banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance. As of June 30, 2005, Deutsche Bank AG had more than $723.4 billion in assets under management.

     11. Additional Information. An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC's public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

     12. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations and Internal Revenue Service rulings. Each shareholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

          a. U.S. Shareholders. It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations, partnerships or certain other entities created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), and who sell Shares pursuant to the Offer, will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as capital assets and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 15%. This U.S. federal income tax treatment, however, is based on the assumption that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering shareholder (including shares constructively owned by such tendering shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital to the extent of the U.S. Shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets) depending on how long they were held by the U.S. Shareholder. If cash received by a U.S. Shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be added to the tax basis of the remaining Shares held by the shareholder. In addition, if a tender of Shares is treated as a distribution to a tendering shareholder, a constructive dividend under
     Section 305(c) of the Code may result to a non-tendering shareholder whose proportionate interest in the Fund has been increased by such tender.

          Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

          The Depositary may be required to back-up withhold against the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the

     U.S. Shareholder's employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the Internal Revenue Service that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or
     (iii) the Internal Revenue Service has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

          b. Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder (i.e., any shareholder that is not a U.S. Shareholder as defined above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for most U.S. Shareholders, it gives rise to taxable gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

          In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on effectively connected income.

          Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8BEN or other appropriate form in order to avoid back-up withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tendered Shares.

          Under Treasury regulations, if a shareholder recognizes a loss with respect to the Fund's Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

     13. Amendments; Extension of Tender Period; Termination. The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

     Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated, or elects, to extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be equal to 98% of the per Share NAV determined as of the close of the regular trading session of the NYSE on the date after the Expiration Date as extended. No Shares will be accepted for payment until on or after the new Expiration Date.

     14. Miscellaneous. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

                                         SCUDDER GLOBAL COMMODITIES STOCK FUND,
                                         INC.

December 8, 2005